Exhibit 99.1

07/18/2008 – The Board of Trustees of H&Q Healthcare Investors Adopts Amendments to the By-laws of the Fund

On July 17, 2008, the Board of Trustees of H&Q Healthcare Investors (the “Fund”) adopted amendments to the By-laws of the Fund. The Trustees determined that the By-laws should be updated in order to ensure an orderly and informed shareholder meeting process for all participating shareholders. Generally, the amendments: (i) provide that holders of a majority of shares of the Fund entitled to vote at a meeting will be required to call a special meeting of shareholders, (ii) further specify the process for calling such a meeting, and (iii) establish time periods and information requirements for the submission of shareholder proposals (other than pursuant to regulations of the U.S. Securities and Exchange Commission (the “SEC”)).

Shareholder proposals for the 2009 annual meeting of shareholders must be submitted to the Fund’s secretary between February 12, 2009 and March 14, 2009, unless the meeting date is more than 30 days before or after June 12, 2009.  The Fund’s amended By-laws do not affect the notice periods for shareholder proposals to be included in the Fund’s proxy statements under the rules of the SEC. The amended By-laws have been filed as an exhibit to the Fund’s registration statement on Form N-2. The Fund’s Form N-2 is available at the SEC’s website at www.sec.gov.

H&Q Healthcare Investors (NYSE: HQH) is a closed-end fund that invests in public and private companies in the healthcare industries. Hambrecht & Quist Capital Management LLC, based in Boston, serves as Investment Adviser to the Fund. Shares of the Fund can be purchased on the New York Stock Exchange through any securities broker.

For additional information, please consult www.hqcm.com or call (617) 772-8500.